Exhibit 99

Alion Announces Results for Fiscal Year Ending September 30, 2004.

McLean, VA, January 5, 2005. Alion Science and Technology Corporation announced its operating results for the fiscal year ended September 30, 2004.

The following discussion is based on actual results for the fiscal year ending September 30, 2004, and on pro forma financial results for the fiscal year ending September 30, 2003, as if Alion’s acquisition of substantially all of the assets and assumption of certain liabilities of IIT Research Institute (IITRI) on December 20, 2002, had been consummated on the Company’s first day of fiscal year 2003.

Revenue for the fiscal year ended September 30, 2004 increased 26.6% to $269.9 million, compared with $213.2 million for the fiscal year ended September 30, 2003. The increase in revenue of $56.7 million was largely a result of increased revenue of approximately $28.3 million from the acquired operations of Innovative Technologies Solutions Corporation (ITSC) and Identix Public Sector (IPS), and increased revenue of approximately $28.4 million from work performed under company contracts that were in existence during the prior year.

Loss from operations for the fiscal year ended September 30, 2004 was $0.2 million, compared to the loss from operations of $6.9 million for the comparable period last year. This improvement was due primarily to a decrease in non-recurring transaction-related expenses of approximately $6.7 million for third-party legal, accounting and finance costs associated with the acquisition of substantially all of the assets of IITRI.

Commenting on these results, Alion Chairman and CEO Bahman Atefi stated, “Fiscal year 2004 was an outstanding year for Alion in terms of substantial growth in revenues and earnings along with a significant increase in total contract backlog from $1.5 billion to nearly $2.0 billion, which will support future revenue growth for the Company.”

For the fiscal year ended September 30, 2004, Alion derived 98% of its revenue from federal government contracts on which it serves as either prime contractor or subcontractor. For the comparable period in 2003, Alion also derived 98% of its revenue from federal government contracts. Revenue from the Department of Defense accounted for approximately 91% of revenue for the fiscal year ended September 30, 2004, down from approximately 95% for the comparable period in 2003, as a result of diversification into other federal civilian agencies.

Commenting on fiscal year 2004, Jack Hughes, Alion Senior Vice President and CFO, said, “In addition to achieving organic revenue growth of more than 12% and closing the ITSC acquisition in October 2003, the Company continued to execute its acquisition program with the acquisition of IPS in February 2004, which provided increased revenue of approximately $19.0 million and increased income from operations of approximately $1.2 million in fiscal year 2004.”

To view Alion’s EDGAR filings data online, please visit the U.S. Securities and Exchange Commission web site at http://www.sec.gov/cgi-bin/srch-edgar?text=alion.

This press release contains information about management’s view of Alion’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Acts of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of a variety of risk factors and uncertainties discussed in documents periodically filed by Alion with the SEC. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

Selected Financial Data of Alion Science and Technology Corporation
For Years Ended September 30,

						Pro Forma	Pro Forma
	2004(1)	2003(2)	2002 (3)	2001(3)	2000(3)	2003(11)	2002(11)
			(in thousands, except share and per share data)
Consolidated Operating Data
Contract revenue	$269,940	$165,917	$201,738	$193,152	$156,137	$213,182	$201,738
Direct contract expenses	196,388	120,559	147,377	140,555	111,122	155,214	147,377
Operating expenses (4)	73,703	46,273	48,488	41,726	39,641	64,842	57,942

Operating income (loss)	(151)	(915)	5,873	10,871	5,374	(6,874)	(3,581)
Other income (expense)(5)	(14,943)	(11,701)	(586)	(1,072)	(694)	(13,847)	(9,652)
Income tax (expense) benefit(6)	(17)	—	(589)	(302)	(398)	(27)	(589)

Net income (loss)(7)	$(15,111)	$(12,616)	$4,698	$9,497	$4,282	$(20,748)	(13,822)

Basic and diluted loss per share	(4.91)	(6.05)
Basic and diluted weighted-average common shares outstanding	3,074,709	2,085,274
Unaudited pro forma as adjusted basic and diluted earnings (loss) per common share(8)

						(7.83)	(5.37)

Consolidated Balance Sheet Data at End of Period
Net accounts receivable	$68,949	$42,775	$49,051	$56,095	$56,473
Total assets	188,461	144,754	71,096	76,309	82,702
Current portion of long-term debt	468	5,000	3,330	141	3,646
Long-term debt, excluding current portion	99,631	74,719	1,654	11,886	22,289
Redeemable common stock warrants	20,777	14,762	—	—	—
Long-term deferred gain on sale of building to Illinois Institute of Technology, excluding current portion	—	—	3,523	4,054	—
Other Data
Depreciation and amortization	$13,447	$9,553	$3,447	$3,488	$3,754
Capital expenditures	3,678	1,329	3,643	1,940	2,795
Cash flows provided by (used in):
Operating activities	$5,675	$14,264	$14,713	$7,907	$(5,306)
Investing activities	(23,625)	(61,428)	(4,466)	9,863	(2,967)
Financing activities	22,173	47,652	(9,851)	(17,770)	4,961
Funded contract backlog(9)	161,000	107,000	72,000	67,000	88,000
Unfunded contract backlog(10)	1,793,000	1,435,000	1,431,000	737,000	849,000
Number of employees	1,880	1,604	1,622	1,458	1,334

(1) On October 31, 2003, Alion acquired 100% of the outstanding shares of Innovative Technologies Solutions Corporation (ITSC) for $4.0 million. The transaction is subject to an earnout provision not-to-exceed $2.5 million. ITSC is a New Mexico corporation with approximately 53 employees, the majority of whom are located in New Mexico. ITSC provides nuclear safety and analysis services to the U.S. Department of Energy (DOE) as well as to the commercial nuclear power industry. As of September 30, 2004, the Company has recorded approximately $3.5 million of goodwill relating to this acquisition.

On February 13, 2004, Alion acquired 100% of the outstanding stock of Identix Public Sector, Inc. (IPS) for $8.0 million in cash. At closing, the Company reimbursed IPS’s parent company $0.9 million for intercompany payables. Subsequent payments totaling approximately $1.7 million for intercompany payables were made in the three successive months following the closing. Per the agreement, a contingent payment of $0.5 million was placed in escrow and may be due from the Company in the future. The payment is contingent on the Company having the opportunity to compete or bid for services on certain government solicitations. While the allocation of purchase price is preliminary, as of September 30, 2004, the Company has recorded approximately $6.1 million of goodwill and approximately $1.1 million of intangible assets relating to this acquisition. Founded in 1980, IPS is based in Fairfax, Virginia and provides program and acquisition management, integrated logistics support, and foreign military support primarily to U.S. Navy customers. IPS, formerly ANADAC, was a wholly-owned subsidiary of Identix Incorporated.

Operating results for these businesses are included in our consolidated totals from the respective dates of acquisitions.

(2)	For historical fiscal year 2003 (October 1, 2002 to September 30, 2003), the operations data presented reflects approximately nine months of Alion operations. Alion acquired Selected Operations of IIT Research Institute on December 20, 2002, the last day of the first quarter of operations for fiscal 2003. During the period October 1, 2002 to December 20, 2002, Alion was organizationally a business shell and operationally inactive.

(3)	Represents consolidated operating and balance sheet data of the Selected Operations of IIT Research Institute (IITRI) which was acquired by Alion on December 20, 2002.

(4)	Operating expenses include (i) non-recurring transaction expenses of approximately $6.7 million and $6.4 million for fiscal years ended September 30, 2003 and 2002, respectively and (ii) non-recurring, conversion and roll-out expenses of approximately $1.5 million for the fiscal year ended September 30, 2003.

(5)	Other income (expense) for the year ended September 30, 2004 includes a gain of approximately $2.1 million on the sale of the Company’s minority interest in Matrics Incorporated. For the years ended September 30, 2004 and 2003, other income (expense) includes approximately $16.8 million and $13.9 million, respectively, in interest-related expense associated with the debt financing (which includes the related change in warrant valuation associated with the change in the share price of Alion stock) resulting from the Transaction.

(6)	Income tax (expense) benefit primarily relates to income (loss) of our wholly-owned subsidiary, HFA prior to its becoming a Q-sub on December 21, 2002.

(7)	The decrease in net income for the year ended September 30, 2002, as compared to the year ended September 30, 2001 is primarily attributable to approximately $6.4 million in non-recurring costs (e.g., outside legal, finance, accounting and audit fees) related to the acquisition of Selected Operations of IITRI.

(8)	Pro forma basic and diluted earnings per common share are computed based upon approximately 2.575 million shares of our stock outstanding after closing of the Transaction and completion of the one-time ESOP investment election being reflected as outstanding for the period prior to the closing of the Transaction. As of September 30, 2003, the pro forma basic and diluted earnings per common share are computed based upon approximately 2.65 million weighted average shares outstanding.

(9)	Funded backlog represents the total amount of contracts that have been awarded and whose funding has been authorized minus the amount of revenue booked under the contracts from their inception to date.

(10)	Unfunded backlog refers to the estimated total value of contracts which have been awarded but whose funding has not yet been authorized for expenditure.

(11)	The unaudited pro forma consolidated statements of operations should be read in connection with, and are qualified by reference to, our consolidated financial statements and related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in the Company’s Annual Report on Form 10-K. We believe the assumptions used in the preparation of this unaudited pro forma information provide a reasonable basis for presenting the significant effects directly attributable to the transactions discussed below. The unaudited pro forma consolidated operating data are not necessarily indicative of the results that would have been reported had such events actually occurred on the dates described below, nor are they indicative of our future results. The unaudited pro forma consolidated operating data have been prepared to reflect the following adjustments to our historical results of operations and to give effect to the following transactions as if those transactions had been consummated the first day of each fiscal year presented:

•	our incurrence of approximately $96.1 million of debt with detachable warrants to purchase common stock, in connection with the purchase of IITRI’s assets;

•	the acquisition of IITRI’s assets, which was accounted for under the purchase method of accounting; and

•	the purchase of our common stock for approximately $25.8 million by the ESOP Trust.